Exhibit 99.1

Net 1 Reports First Quarter 2022 Results

JOHANNESBURG, November 8, 2021 - Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first fiscal quarter ended September 30, 2021.

Financial Metrics:

  Continued momentum in EPE account openings;
  At September 30, 2021, unrestricted cash of $188 million and no debt;
  Revenue of $34.5 million, a decrease of 2% from Q1 2021;
  Operating loss of $(11.2) million in Q1 2022;
  GAAP EPS of $(0.23) and Fundamental EPS of $(0.22); and
  Adjusted EBITDA loss of $(10.1) million.

“While the South African economy continued to be challenging in the first quarter, I am pleased that the Net1 team continued to stay focused on executing our transformational plans and the long-term commitment to unlock value for all of our stakeholders. Our strategic imperative is to return the Financial Services business to break-even and into profitability as soon as possible.” said Chris Meyer, Group CEO of Net1. “We also continued to deliver on our strategic priorities with the announcement earlier this month to acquire Connect Group, one of the fastest growing fintech companies in South Africa. This compelling acquisition is an important milestone at the beginning of our transformative journey as it significantly enhances our scale, propels our growth trajectory and positions us well to become the leading South African fintech platform.”

Summary Financial Metrics

	Q1 2022	Q1 2021	Q4 2021	Q1 '22 vs Q1 '21	Q1 '22 vs Q4 '21	Q1 '22 vs Q1 '21	Q1 '22 vs Q4 '21
		(as restated)(1)
(All figures in USD '000s except per share data)	USD '000's (except per share data)			% change in USD		% change in ZAR
Revenue	34,504	35,136	34,517	(2%)	(0%)	(14%)	3%

GAAP operating loss	(11,225)	(10,775)	(13,600)	4%	(17%)	(9%)	(15%)

Adjusted EBITDA (loss)(2)	(10,087)	(9,744)	(8,208)	4%	23%	(10%)	27%

GAAP (loss) earnings per share ($)	(0.23)	(0.51)	0.03	(55%)	nm	(61%)	nm
Continuing	(0.23)	(0.51)	0.03	(55%)	nm	(61%)	nm

Fundamental loss per share ($)(2)	(0.22)	(0.23)	-	(4%)	nm	(17%)	nm

Fully-diluted shares outstanding ('000's)	56,809	57,119	56,937	(1%)	(0%)	nm	nm

Average period USD/ ZAR exchange rate	14.61	16.77	14.17	(13%)	3%	nm	nm

(1) Q1 2021 has been restated to correct an error with respect to the recognition of certain revenue and related cost of goods sold, IT processing, servicing and support. The financial information for the three months ended September 30, 2020, has been restated with the effect of decreasing revenue by $2.0 million. Refer to Note 1 to our unaudited condensed consolidated financial statements.

(2) Adjusted EBITDA (loss), fundamental loss and fundamental loss per share are non-GAAP measures and are described below under "Use of Non-GAAP Measures-EBITDA and Adjusted EBITDA, and -Fundamental net (loss) income and fundamental (loss) earnings per share." See Attachment B for a reconciliation of GAAP operating loss to EBITDA (loss) and Adjusted EBITDA (loss), and GAAP net loss to fundamental net loss and loss per share.

Factors impacting comparability of our Q1 2022 and Q1 2021 results

• Lower revenue: Our revenues decreased 14% in ZAR primarily due to fewer prepaid airtime and hardware sales and lower transaction fee revenue;

• Lower operating losses: Operating losses have reduced by 9% in ZAR compared with the prior period primarily due to the closure of IPG and lower legal and consulting fees (excluding those related to the Connect Group transaction). We continue to experience operating losses because of depressed revenues and have embarked on a plan to reduce operating expenses, including closing our mobile payment infrastructure;

• Foreign exchange movements: The U.S. dollar was 13% weaker against the ZAR during Q1, 2021, which impacted our reported results.

Results of Operations by Segment and Liquidity

Processing

Segment revenue, excluding IPG, was $21.4 million in Q1 2022, down  13% compared with Q1 2021, but  up  4% compared with Q4 2021 on a constant currency basis. Excluding IPG, segment revenue decreased primarily due to fewer prepaid airtime sales and a reduction in volume-driven transaction fees, including as a result of the South African banking industry's decision to waive fees charged to customers for utilizing other banks' ATMs in August and September 2021. Excluding IPG, Processing's operating loss has been impacted by the lower revenue. Our operating loss margin (calculated as operating (loss) income divided by revenue) for Q1 2022 and 2021 was  (33.4%) and  (32.4%), respectively. Excluding IPG, our operating loss margin for the Processing segment was  (21.3%) during the Q1 2021.

Financial services

Segment revenue was $10.6 million in Q1 2022, up  12% compared with Q1 2021 and marginally higher compared to Q4 2021 on a constant currency basis. Segment revenue increased due to higher account fee revenue following an increase in the number of EPE accounts, an increase in lending revenue as a result of improved lending activity, and an increase in insurance revenues from an increase in business written. The increase in operating loss is primarily due to the increase in insurance-related claims experienced this quarter attributed to the COVID-19 pandemic as well as higher employee costs compared with the prior period. Our operating loss margin for Q1 2022 and 2021 was  (28.2%) and  (28.7%), respectively.

Technology

Segment revenue was $4.8 million in Q1 2022, down  32%, compared with Q1 2021, but up  1% compared with Q4 2021 on a constant currency basis. Segment revenue decreased due to fewer hardware sales compared to the prior period. Operating income for Q1, 2021 was directly impacted by the lower revenue compared with fiscal 2021. Our operating income margin for the Technology segment was  12.5% and  28.6% during Q1 2022 and 2021, respectively.

Corporate/eliminations

Our corporate expenses for fiscal 2022 decreased compared with fiscal 2021 due to lower legal and consulting fees incurred. We expect to incur additional expenses related to the Connect Group transaction in the second quarter of fiscal 2022.

Cash flow and liquidity

At September 30, 2021, our cash and cash equivalents were $188.5 million and comprised of U.S. dollar-denominated balances of $162.5 million, ZAR-denominated balances of ZAR 0.4 billion ($23.7 million), and other currency deposits, primarily Botswana pula, of $2.3 million, all amounts translated at exchange rates applicable as of September 30, 2021. The decrease in our unrestricted cash balances from June 30, 2021, was primarily due to weak trading activities and utilization of cash reserves to fund our operations. We believe we have sufficient cash reserves to support us through the next twelve months. Together with our existing cash reserves, we also believe that our credit facilities are sufficient to fund our ATM network.

Excluding the impact of income taxes, cash used in operating activities during Q1 2022 was impacted by the cash losses incurred by the majority of our continuing operations. Capital expenditures for Q1 2022 and 2021 were $0.7 million and $0.3 million, respectively.

Conference Call

We will host a conference call to review these results on November 9, 2021, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0333-300-1418 (U.K. only) or 010-201-6800 (South Africa only) ten minutes prior to the start of the call. Callers should request "Net1 call" upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website.

Participants can pre-register for the November 9, 2021, conference call by navigating to https://services.choruscall.za.com/DiamondPassRegistration/register?confirmationNumber=2110832&linkSecurityString=3a7b066b0. Participants utilizing this pre-registration service will receive their dial-in number upon registration

Use of Non-GAAP Measures

U.S. securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the most directly comparable GAAP measures. The presentation of EBITDA, adjusted EBITDA, fundamental net (loss) income and fundamental (loss) earnings per share and headline (loss) earnings per share are non-GAAP measures.

EBITDA and adjusted EBITDA

Earnings before interest, tax, depreciation and amortization ("EBITDA") is GAAP operating (loss) income adjusted for depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for unusual non-recurring items, costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net (loss) income and fundamental (loss) earnings per share

Fundamental net (loss) income and (loss) earnings per share is GAAP net (loss) income and (loss) earnings per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), stock-based compensation charges, and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net (loss) income and (loss) earnings per share for fiscal 2021 also includes impairment losses related to our equity-accounted investment and the deferred tax liability reversal related to the impairment of the equity-accounted investment.

Management believes that the EBITDA, adjusted EBITDA, fundamental net (loss) income and (loss) earnings per share metrics enhance its own evaluation, as well as an investor's understanding, of our financial performance. Attachment B presents the reconciliation between GAAP operating income and EBITDA and adjusted EBITDA; and GAAP net (loss) income and (loss) earnings per share and fundamental net (loss) income and (loss) earnings per share.

Headline (loss) earnings per share ("H(L)EPS")

The inclusion of H(L)EPS in this press release is a requirement of our listing on the JSE. H(L)EPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline (loss) earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

H(L)EPS basic and diluted is calculated as GAAP net (loss) income adjusted for the impairment losses related to our equity-accounted investments and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net (loss) income used to calculate (loss) earnings per share basic and diluted and H(L)EPS basic and diluted and the calculation of the denominator for headline diluted (loss) earnings per share.

About Net1

Net1 is a leading financial technology company that utilizes its proprietary banking and payment technology to deliver on its mission of financial inclusion through the distribution of low-cost financial and value-added services to underserved consumers and small businesses in Southern Africa, which represents a significant segment of these economies. The Company also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Bridget von Holdt

Co-Market Leader | MD  - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations
	Unaudited
	Three months ended
	September 30,
	2021	2020
		(as restated)(A)
	(In thousands)

REVENUE	$34,504	$35,136

EXPENSE

Cost of goods sold, IT processing, servicing and support	24,207	26,460
Selling, general and administration	20,627	18,528
Depreciation and amortization	895	923

OPERATING LOSS	(11,225)	(10,775)

INTEREST INCOME	389	611

INTEREST EXPENSE	816	747

LOSS BEFORE INCOME TAX EXPENSE (BENEFIT)	(11,652)	(10,911)

INCOME TAX EXPENSE (BENEFIT)	186	(1,090)

NET LOSS BEFORE LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(11,838)	(9,821)

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(1,156)	(19,137)

NET LOSS ATTRIBUTABLE TO NET1	(12,994)	(28,958)

Net loss per share, in United States dollars:
Basic loss attributable to Net1 shareholders	$(0.23)	$(0.51)
Diluted loss attributable to Net1 shareholders	$(0.23)	$(0.51)

(A) Three months ended September 30, 2020, has been restated to correct an error with respect to the recognition of certain revenue and related cost of goods sold, IT processing, servicing and support. The financial information for the three months ended September 30, 2020, has been restated with the effect of decreasing revenue by $2.0 million.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Consolidated Balance Sheets
	Unaudited	(A)
	September 30,	June 30,
	2021	2021
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$188,495	$198,572
Restricted cash	61,926	25,193
Accounts receivable, net of allowance of - September: $365; June: $267 and other receivables	27,643	26,583
Finance loans receivable, net of allowance of - September: $2,290; June: $2,349	20,607	21,142
Inventory	19,613	22,361
Total current assets before settlement assets	318,284	293,851
Settlement assets	466	466
Total current assets	318,750	294,317
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of - September: $36,163; June: $38,535	6,718	7,492
OPERATING LEASE RIGHT-OF-USE	3,890	4,519
EQUITY-ACCOUNTED INVESTMENTS	7,607	10,004
GOODWILL	27,619	29,153
INTANGIBLE ASSETS, net of accumulated amortization of - September: $15,536; June: $16,403	321	357
DEFERRED INCOME TAXES	934	622
OTHER LONG-TERM ASSETS, including reinsurance assets	77,916	81,866
TOTAL ASSETS	443,755	428,330

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities for ATM funding	51,568	14,245
Accounts payable	4,308	7,113
Other payables	28,180	27,588
Operating lease liability - current	2,674	2,822
Income taxes payable	539	256
Total current liabilities before settlement obligations	87,269	52,024
Settlement obligations	466	466
Total current liabilities	87,735	52,490
DEFERRED INCOME TAXES	10,404	10,415
OPERATING LEASE LIABILITY - LONG TERM	1,413	1,890
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,477	2,576
TOTAL LIABILITIES	102,029	67,371
COMMITMENTS AND CONTINGENCIES	-	-
REDEEMABLE COMMON STOCK	84,979	84,979

EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: September: $56,996,214; June: $56,716,620	80	80
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	302,277	301,959
TREASURY SHARES, AT COST: September: $24,891,292; June: $24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(152,278)	(145,721)
RETAINED EARNINGS	393,619	406,613
TOTAL NET1 EQUITY	256,747	275,980
NON-CONTROLLING INTEREST	-	-
TOTAL EQUITY	256,747	275,980

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY	$443,755	$428,330

(A) Derived from audited consolidated financial statements.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
	Unaudited
	Three months ended
	September 30,
	2021	2020
	(In thousands)

Cash flows from operating activities
Net loss	$(12,994)	$(28,958)
Depreciation and amortization	895	923
Impairment loss	140	-
Movement in allowance for doubtful accounts receivable	386	514
Loss from equity-accounted investments	1,156	19,137
Movement in allowance for doubtful loans	-	78
Fair value adjustment related to financial liabilities	(90)	886
Interest payable	11	(63)
Profit on disposal of property, plant and equipment	(165)	(10)
Stock-based compensation charge	309	399
Dividends received from equity-accounted investments	137	57
Decrease (Increase) in accounts receivable and finance loans receivable	1,188	(8,115)
Decrease in inventory	1,583	2,359
Decrease in accounts payable and other payables	(431)	(415)
Increase (Decrease) in taxes payable	294	(14,917)
Decrease in deferred taxes	(367)	(1,755)
Net cash used in operating activities	(7,948)	(29,880)

Cash flows from investing activities
Capital expenditures	(698)	(275)
Proceeds from disposal of property, plant and equipment	231	16
Proceeds from disposal of Net1 Korea, net of cash disposed	-	20,114
Proceeds from disposal of DNI as equity-accounted investment	-	329
Loan to equity-accounted investment	-	(78)
Net change in settlement assets	-	4,068
Net cash (used in) provided by investing activities	(467)	24,174

Cash flows from financing activities
Proceeds from bank overdraft	138,905	69,146
Repayment of bank overdraft	(98,908)	(76,850)
Proceeds from disgorgement of shareholders' short-swing profits	-	98
Net change in settlement obligations	-	(4,068)
Net cash provided by (used in) financing activities	39,997	(11,674)

Effect of exchange rate changes on cash	(4,925)	806
Net increase (decrease) in cash, cash equivalents and restricted cash	26,657	(16,574)
Cash, cash equivalents and restricted cash - beginning of period	223,765	232,485
Cash, cash equivalents and restricted cash - end of period	$250,422	$215,911

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating (loss) margin:

Three months ended September 30, 2021 and 2020 and June 30, 2021

				Change - actual		Change - constant exchange rate(1)
	Q1 '22	Q1 '21	Q4 '21	Q1 '22 vs Q1 '21	Q1 '22 vs Q4 '21	Q1 '22 vs Q1 '21	Q1 '22 vs Q4 '21
Key segmental data, in '000, except margins		(as restated)(A)
Revenue:
Processing	$21,356	$22,506	$21,192	(5%)	1%	(17%)	4%
All Other	21,356	21,297	21,192	0%	1%	(13%)	4%
IPG	-	1,209	-	nm	nm	nm	nm
Financial services	10,626	8,265	10,830	29%	(2%)	12%	1%
Technology	4,824	6,211	4,905	(22%)	(2%)	(32%)	1%
Subtotal: Operating segments	36,806	36,982	36,927	(0%)	(0%)	(13%)	3%
Intersegment eliminations	(2,302)	(1,846)	(2,410)	25%	(4%)	9%	(1%)
Consolidated revenue	$34,504	$35,136	$34,517	(2%)	(0%)	(14%)	3%

Operating (loss) income:
Processing	$(7,131)	$(7,301)	$(5,785)	(2%)	23%	(15%)	27%
All Other	(7,131)	(4,529)	(5,809)	57%	23%	37%	27%
IPG	-	(2,772)	24	nm	nm	nm	nm
Financial services	(2,998)	(2,372)	(2,875)	26%	4%	10%	8%
Technology	603	1,775	(357)	(66%)	nm	(70%)	nm
Subtotal: Operating segments	(9,526)	(7,898)	(9,017)	21%	6%	5%	9%
Corporate/Eliminations	(1,699)	(2,877)	(4,583)	(41%)	(63%)	(49%)	(62%)
Consolidated operating loss	$(11,225)	$(10,775)	$(13,600)	4%	(17%)	(9%)	(15%)

Operating (loss) income margin (%)
Processing	(33.4%)	(32.4%)	(27.3%)
All Other	(33.4%)	(21.3%)	(27.4%)
IPG	nm	(229.3%)	nm
Financial services	(28.2%)	(28.7%)	(26.5%)
Technology	12.5%	28.6%	(7.3%)
Consolidated operating margin	(32.5%)	(30.7%)	(39.4%)

(A) - 2021 has been restated to correct an error with respect to the recognition of certain revenue and related cost of goods sold, IT processing, servicing and support.

(1) - This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q1 2022 also prevailed during Q1 2021 and Q4 2021.

(Loss) Earnings from equity-accounted investments:

The table below presents the relative loss (earnings) from our equity-accounted investments:

	Q1 2022	Q1 2021	% change
Bank Frick	-	481	nm
Share of net income	-	481	nm
Finbond	(1,156)	(19,461)	(94%)
Share of net loss	(1,156)	(2,617)	(56%)
Impairment	-	(16,844)	nm
Other	-	(157)	nm
Share of net loss	-	(157)	nm
Loss from equity-accounted investments	$(1,156)	$(19,137)	(94%)

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP operating loss to EBITDA loss and adjusted EBITDA loss:

Three months ended September 30, 2021 and 2020

	Three months ended September 30,
	2021	2020
Operating loss - GAAP	(11,225)	(10,775)

Depreciation and amortization	895	923
Negative EBITDA	(10,330)	(9,852)
Transaction costs	243	30
Adjusted EBITDA loss	(10,087)	(9,744)

Reconciliation of GAAP net loss and loss per share, basic, to fundamental net loss and loss per share, basic:

Three months ended September 30, 2021 and 2020

	Net (loss) income (USD '000)		(L)PS, basic (USD)		Net (loss) income (ZAR '000)		(L)PS, basic (ZAR)
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP	(12,994)	(28,958)	(0.23)	(0.51)	(189,880)	(485,735)	(3.33)	(8.50)

Stock-based compensation charge	309	399			4,515	6,693
Intangible asset amortization, net	68	59			990	990
Impairment of equity method investment	-	16,844			-	281,729
Transaction costs	243	30			3,551	503
Reversal of deferred taxes related to impairment of equity method investment	-	(1,353)			-	(22,633)
Fundamental	(12,374)	(12,901)	(0.22)	(0.23)	(180,824)	(217,145)	(3.17)	(3.80)

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net loss used to calculate loss per share basic and diluted and headline loss per share basic and diluted:

Three months ended September 30, 2021 and 2020

	2021	2020

Net loss (USD'000)	(12,994)	(28,958)
Adjustments:
Impairment of equity method investments	-	16,844
Impairment loss	140	-
Profit on sale of property, plant and equipment	(165)	(10)
Tax effects on above	7	(1,350)

Net loss used to calculate headline loss (USD'000)	(13,012)	(13,474)

Weighted average number of shares used to calculate net loss per share basic loss and headline loss per share basic loss ('000)	56,678	57,119

Weighted average number of shares used to calculate net loss per share diluted loss and headline loss per share diluted loss ('000)	56,809	57,119

Headline loss per share:
Basic, in USD	(0.23)	(0.24)
Diluted, in USD	(0.23)	(0.24)

Calculation of the denominator for headline diluted loss per share

	Q1 2022	Q1 2021

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	56,678	57,119
Effect of dilutive securities under GAAP	131	-
Denominator for headline diluted loss per share	56,809	57,119

Weighted average number of shares used to calculate headline diluted loss per share represents the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline diluted loss per share because we do not use the two-class method to calculate headline diluted loss per share.